                                                                    Exhibit 10.2

                           CHANGE IN CONTROL AGREEMENT

         This CHANGE IN CONTROL AGREEMENT (this "Agreement") is made in Medina, Ohio and is entered into and effective on this 2nd day of November, 2000, by and between Corrpro Companies, Inc., an Ohio corporation (the "Company"), and ________________("Executive").

                                   WITNESSETH:

WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individual against organizational and personnel changes that frequently follow changes in control of an organization; and

WHEREAS, the Company desires to assure fair treatment of its executives in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction;

WHEREAS, the Company recognizes that its executives will be involved in evaluating or negotiating any offers, proposals, or other transactions that could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its shareholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company and its shareholders in making these evaluations and carrying on such negotiations;

WHEREAS, the Board of Directors of the Company believes it is necessary to provide the executive with compensation arrangements upon a Change in Control that provide the executive with individual financial security and that are competitive with those of other corporations, and in order to accomplish these objectives, the Board has cause the Company to enter into this Agreement;

WHEREAS this Agreement is intended to provide Executive with certain special benefits and to grant certain special protections so that Executive may more fully focus on enhancing shareholder value and addressing the issues related to a "Change in Control," and to reward the Executive for the substantial extra effort involved in a Change in Control

         In consideration of the recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1

DEFINITIONS.  For purposes of this Agreement:

1.1 ACQUIRING PERSON. (a) "Acquiring Person" shall mean any Person who is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of securities, not including securities acquired as set forth in subsection (b) below, of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities, unless such Person has filed Schedule 13G and all required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.

Change in Control Agreement
As of November 1, 2000

         (b) In determining whether a Person has become an Acquiring Person, voting securities that are acquired in an acquisition by:
                  (i) an employee benefit plan (or trust forming a part
                      thereof) maintained by:
                      (a)  the Company
                      (b) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a "Subsidiary"),

                 (ii) the Company or any Subsidiary,
                 (iii)a Person directly from the Company; or
                 (iv) any Person in connection with:

                       a)   merger, consolidation or reorganization of the
                           Company and immediately after which the voting securities that are entitled to exercise a majority of the voting power of the surviving or resulting corporation or other Person are (A) voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization, or (B) securities received in exchange for such voting securities of the Company; or

                       b) a transaction immediately subsequent to which more than a majority of the total membership of the board or directors of the Company shall be Continuing Directors shall not constitute an acquisition for purposes of this definition.

1.2 CHANGE IN CONTROL. (a) Change in Control means, and shall be deemed to occur on the date that:
        (i)       any Person becomes an Acquiring Person;
        (ii) less than a majority of the total membership of the board or directors of the Company shall be Continuing Directors; or
        (iii) the shareholders of the Company shall approve a merger, consolidation or reorganization of the Company and immediately after such merger, consolidation, or reorganization Voting Securities which entitle the holders thereof to exercise a majority of the voting power of the surviving or resulting corporation or other Person are not (A) voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization, or (B) securities received in exchange for such voting securities of the Company
        (iv) the shareholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, provided that a Change in Control shall no longer be deemed to exist under subparagraph (iii) or (iv) immediately above if the agreement for any approved transaction under such subparagraphs is terminated without consummation of the transaction or if the transaction is otherwise abandoned.

(b) A Change in Control is "Friendly" if it is approved and recommended to shareholders for approval by a majority of Continuing Directors.

(c) A Change in Control is "Hostile" if it is not approved and not recommended for approval to

Change in Control Agreement
As of November 1, 2000
    shareholders by a majority of Continuing Directors.


1.3 CONTINUING DIRECTORS shall mean any member of the Board who was a member of the Board immediately prior to the date hereof, and any successor of a Continuing Director while such successor is a member of the Board, who is not an Acquiring Person, or an affiliate or associate thereof, and is recommended, nominated, or elected to succeed the Continuing Director by a majority of Continuing Directors.

1.4 GOOD CAUSE means has the same meaning as defined in the now current employment agreement between the Company and Executive.

1.5 GOOD REASON means any one or more of the following situations, if not fully remedied within ten (10) calendar days after written notice to the Company from Executive of such determination:

(a) Failure by the Company to honor any of its material obligations under this Agreement;

(b) Failure to elect or reelect or otherwise to maintain Executive to or in the office or the position (or a substantially equivalent office or position) in the Company or a subsidiary (or a successor company or division) that Executive held immediately prior to a Change in Control, or the removal of or failure to reelect Executive as a Director of the Company or a subsidiary, if Executive shall have been a Director of the Company or such subsidiary immediately prior to such removal or failure to reelect;

(c) Executive's combined Base Salary and targeted bonus (as in effect immediately preceding a Change in Control) is reduced without the voluntary prior written consent of Executive;

(d) Executive's authority or duties are materially reduced without the voluntary prior written consent of Executive. For purposes of this Agreement, Executive's authority or duties shall be conclusively considered to have been "materially reduced" if, without Executive's express and voluntary written consent, there is any substantial diminution or adverse modification in Executive's title, status, overall position, responsibilities, or reporting relationship; or

(e) Executive's job location is transferred to a site more than fifty (50) miles away from his place of employment as of the date of the Change in Control.

1.6 PERSON shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act.

1.7 SEVERANCE AMOUNT means the sum of the following items.

(a) Base Salary which means the amount of annualized base salary that Executive is earning immediately prior to the Change in Control, and shall in no event be less than the amount of Executive's current annualized base salary on Exhibit A.

(b) Annual Bonus which means the target amount of Executive's bonus for the fiscal year in which the Change in Control occurs, and shall in no event be less than the amount of Executive's current target bonus on Exhibit A.

(c) 401(k) Match which means the annual amount of matching contributions that would be made on

Change in Control Agreement
As of November 1, 2000
     behalf of Executive under the Company's 401(k) Retirement Savings Plan computed on Executives average monthly salary deferral and the matching percentage in effect at the time of Executive's termination.

(d)  the value of any of applicable fringe benefits listed below

     (i) financial planning services in the amount, if any, on Exhibit A
    (ii) auto allowance or annual lease value of currently provided Company vehicle
   (iii) Company paid physical examination in the amount, if any, on Exhibit A
    (iv) Annual value of long term disability coverage premium

1.8 TRANSACTION BONUS means 200% of Base Salary.

1.9 TRIGGER means the occurrence of an event or combination of events which causes the amount or amounts benefits hereunder to become payable.
(a) Single Trigger means that an amount at issue is payable upon the occurrence of a Change in Control
(b) Double Trigger means an amount at issue is payable upon the occurrence of both
    (i) a Change in Control and
   (ii) termination of Executive's employment
        (a)      without Good Cause "in  contemplation  of" a Change in Control or within 24 months  subsequent to a Change in Control,
        (b)      for Good Reason "in  contemplation  of" a Change in Control or within 24 months  subsequent to a Change in Control,

For purposes of this definition, termination will be considered to be "in contemplation of" a Change in Control only if such termination occurs within 6 months prior to the earlier to occur of i) the occurrence of a Change in Control or ii) the Company's execution of a definitive agreement, the consummation of which would result in a Change in Control.

1.10 WELFARE BENEFITS means the Company's medical plan benefits, accidental death & dismemberment coverage and life insurance coverage in effect immediately prior to the Change in Control.

                               ARTICLE 2 BENEFITS
                               ------------------

2.1 ENTITLEMENT TO CHANGE IN CONTROL BENEFITS. In the event the Company experiences a Change in Control, and provided Executive has not been terminated for Good Cause, the Company shall make payments, without duplication, to Executive in accordance with the following. In all cases, the following amounts and benefits shall be payable only in connection with the first Change in Control to occur during the term of this Agreement. In all cases, the following amounts and benefits shall be payable without duplication of benefits payable under the employment agreement in effect as of the date hereof between the Company and Executive, and the amounts payable due to a Change in Control shall be reduced by the amounts payable hereunder due to a Change in Control under the employment agreement.

Change in Control Agreement
As of November 1, 2000
(a) Hostile Change in Control, Single Trigger. A Hostile Change in Control is a Single Trigger event and Executive shall be entitled to the payments and benefits as set forth in this subsection. In the event of a Hostile Change in Control,
     (i) Within 10 days of the earlier of 1) Executive's termination in connection with a Hostile Change in Control or 2) the date of the Hostile Change in Control, the Company shall pay to Executive a lump sum amount equal to the product of (a) three, multiplied by (b) the Severance Amount.

    (ii) The Company will continue to provide Executive the Welfare Benefits at no cost to Executive other than applicable deductibles under such plans, for a period of three (3) years beginning on the later of the Change in Control or termination of Executive's employment. At the Company's sole option, the Company may in lieu of providing or continuing the Welfare Benefits, make a lump sum payment to Executive equal to the product of (a) three, multiplied by (b) (i) 30% of Executive's Base Salary or (ii) provided Executive submits reasonable substantiation therefore, the amount of premium actually then being paid by Executive for equivalent coverage,

(b) Friendly Change in Control, Modified Trigger. A Friendly Change in Control is a Double Trigger event and Executive shall be entitled to the payments and benefits as set forth in this subsection. In the event of a Friendly Change in Control and the termination of Executive's employment on or before the second anniversary of such Friendly Change in Control 1) by the Company, other than for Good Cause or 2) by Executive for Good Reason:
     (i) Within 10 days of Executive's termination the Company shall pay to Executive a lump sum amount equal to the product of (a) two, multiplied by (b) the Severance Amount. Such sum shall not be reduced by the amount of Transaction Bonus previously paid to Executive.
     (ii)The Company will continue to provide Executive the Welfare Benefits, at no cost to Executive other than applicable deductibles under such plans, for a period of two (2) years after such termination of Executive's employment. At the Company's sole option, the Company may in lieu of providing or continuing the Welfare Benefits, make a lump sum payment to Executive equal to product of (a) two, multiplied by (b)
         (i) 30% of Executive's Base Salary or (ii) provided Executive submits reasonable substantiation therefore, the amount of premium actually then being paid by Executive for equivalent coverage.

2.2 TRANSACTION BONUS. In the event of a Friendly Change in Control, Executive shall be eligible for a Transaction Bonus as set forth in this Section, provided that no Transaction Bonus shall be payable. if the Change in Control is the result of a management buyout pursuant to which Executive together with other executives of the Company are entitled to exercise a majority of the voting power of 1) the Company, 2) an Acquiring Person and such Acquiring Person has acquired securities representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities, or 3) in case of merger, consolidation or reorganization, the surviving or resulting corporation or other Person. The Transaction Bonus shall be payable as follows:

(a) If Executive is employed by the Company on the date of the Friendly Change of Control, one-half (1/2) of the Transaction Bonus shall be payable to Executive on such date;
(b) If Executive is employed by the Company on the first anniversary of the Friendly Change of Control, the other one-half (1/2) of the Transaction Bonus shall be payable to Executive on such date. If Executive is employed by the Company on the date of the Friendly Change of Control but, due to Executive's death or disability, Executive is no longer employed by the Company on the first anniversary thereof, Executive (or Executive's beneficiary in the event of Executive's death) shall

Change in Control Agreement
As of November 1, 2000
     nevertheless be entitled to the other one-half (1/2) of the Transaction Bonus, which amount shall be payable on such first anniversary. If Executive is not employed on the first anniversary of the Friendly Change in Control for reasons other than death or disability, the unpaid one-half (1/2) of the Transaction Bonus shall be forfeited.

2.3 OUTPLACEMENT. The Company shall pay for or provide Executive individual out-placement assistance for a period of up to one-year from date of Executive's termination as offered by a provider selected or approved by the Company.

2.4 EQUITY CONSIDERATIONS. If Executive is employed by the Company on the day of the Change in Control, Executive shall receive the following equity considerations:

(a) all stock options for shares of the Company, owned by Executive on the date of the Change in Control, regardless of whether acquired under the 1994 or 1997 plans of the Company or under an individual agreement with the Company or otherwise, will immediately become and remain, until the expiration or earlier termination of such options in accordance with the applicable option agreement, one hundred percent (100%) vested and exercisable. Executive shall then and thereafter be permitted to exercise such options on a cashless basis such that Executive may receive the net value of Executive's options (represented by the amount by which the fair market value of the shares exceeds the exercise price) in cash or shares as Executive shall elect, without outlay of cash but net of all applicable withholding taxes, which taxes shall be remitted by the Company to the proper taxing authorities;

(b) if permitted by the purchaser in the Change in Control transaction (the "Purchaser"), the Company will provide for Executive the opportunity to convert all or a portion, as he shall elect, of Executive's options to purchase shares as well as shares then owned by Executive, into an equity investment in the entity resulting from Purchaser's transaction (the "Successor") on a tax favored basis. The amount available for such investment shall be an amount calculated on the basis of the per share price paid in the Change in Control transaction or series of transactions or implicit in the valuation of the Change in Control transaction, including all elements of consideration paid or payable (the "Change in Control Valuation").

(c) If the Purchaser in the Change in Control transaction does not permit Executive to convert (or Executive chooses not to convert) all (or a portion) of Executive's options to purchase shares and shares then owned by Executive into equity in the Successor, then Executive shall exercise, at the time of the Change in Control, all options Executive holds for shares (such exercise to provide cash rather than shares to Executive), and shall sell to the Company at the time of the Change in Control all Shares then owned by Executive, to the extent such options or shares are not converted into in the Successor. Such exercise of options and sale of shares shall yield an amount to Executive determined by the share Change in Control Valuation.

2.5 SECTION 16 PROTECTION. If Executive is subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"), then to the extent Executive would be deprived of the benefits of the equity considerations described herein or under any other plan or arrangement regarding stock of the Company, by reason of such Section 16 or the Rules issued thereunder, Executive shall be provided with the

Change in Control Agreement
As of November 1, 2000
alternative of receiving a cash payment approximating the loss of such benefits under a cash compensation plan implemented by the Company. The Company agrees to have this Agreement, and specifically this Section approved by the Board in compliance with Section 16 and Rule 16b-3 thereunder to ensure its enforceability.

2.6 DEATH OR DISABILITY OF EXECUTIVE.

(a) Upon death or disability of Executive prior to a Change in Control and prior to termination of Executive's employment, this Agreement shall terminate and the Company shall have no obligations to pay or provide any of the Severance Amount, the Transaction Bonus, or the Welfare Benefits (except, as to the Welfare Benefits, as required by law or under applicable plan provisions) under this Agreement. Termination of this Agreement due to the death or disability of Executive shall not act to amend or modify any other agreement between the Company and Executive.

(b) If Executive should die subsequent to a Change in Control while the amount of any Severance Amount would still be payable had Executive continued to live, all such Severance Amounts shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate. In such event, the Company shall have no obligations to pay or provide any of the remaining Welfare Benefits (except as required by law, by other agreements between the Company and Executive, or under applicable plan provisions) under this Agreement.

2.7 INDEMNIFICATION. All rights to indemnification from the Company existing immediately prior to a Change in Control in favor of the Executive as provided in the Company's Restated Articles of Incorporation, as amended, or Code of Regulations or pursuant to other agreements in effect on or immediately prior to a Change in Control shall continue in full force and effect, and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, subject to any requirement that the Executive provide an undertaking to repay such advances if it is ultimately determined that the Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether the Executive's conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company's Restated Articles of Incorporation, as amended, Code of Regulations or other agreement shall be made by independent counsel mutually acceptable to the Executive and the Company (except to the extent otherwise required by law). No amendment to the Company's Restated Articles of Incorporation or Code of Regulations shall in any manner adversely affect the rights of the Executive to indemnification hereunder. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of the Executive to indemnification pursuant to applicable law. In addition, the Company will take no action to endorse or modify the Company's directors and officers liability policy in effect immediately preceding the Change in Control which endorsement or modification would affect Executive's status in a material adverse way as an insured thereunder.

                                    ARTICLE 3
                                    ---------

3.1 RELEASE. Payment of the Severance Payment and Welfare Benefits under this Agreement is conditioned upon Executive executing and delivering a release reasonably satisfactory to the Company releasing the Company, its subsidiaries and affiliates and their officers, directors, shareholders,

Change in Control Agreement
As of November 1, 2000
employees, insurers, predecessors, successors, and assigns from any and all claims, demands, damages, actions and/or causes of action whatsoever, including those which Executive may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired); and any and all claims, demands and causes of action for retirement (other than under any Company retirement plan, deferred compensation plan or any Company medical plan with respect to claims thereunder) or severance or other termination pay. Such Release shall not, however, apply to the obligations of the Company arising under this Agreement, or rights of indemnification the Key Executive may have under the Company's Articles of Incorporation, Code of Regulations or by statute.

3.2 NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, policy, or program of the Company or any of its Subsidiaries shall be payable in accordance with the plan, practice, policy, or program. The provision of severance pay or other benefits pursuant to Article 2 shall not be deemed to be a continuance of the Executive's employment for any purposes.

3.3 FULL SETTLEMENT, NO OBLIGATION TO SEEK OTHER EMPLOYMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment or take any action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of his employment with the Company.

3.4 EXCISE TAXES PAYMENTS. If any payment or benefit to or for the benefit of Executive (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option or stock appreciation right, whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.4) in connection with a Change in Control of the Company or termination of Executive's employment following a Change in Control of the Company is subject to the Excise Tax (as hereinafter defined), the Company shall pay to Executive an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this Section net of the Excise Tax and all other applicable federal, state and local taxes) shall equal the total amount of all such payments and benefits to which the Executive would have been entitled, but for this Section, net of all applicable federal, state and local taxes except the Excise Tax. For purposes of this Section, the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any similar tax that may hereafter be imposed. The amount of the payment to the Executive under this
Section 3(e) shall be estimated by a nationally recognized firm of certified public accountants,

Change in Control Agreement
As of November 1, 2000
based upon the following assumptions: (i) all payments and benefits to or for the benefit of Executive in connection with a Change in Control of the Company or termination of Executive's employment following a Change in Control of the Company shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the payment to Executive under this Section, such payments or benefits are not subject to the Excise Tax; and (ii) Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. The estimated amount of the payment due the Executive pursuant to this Section 3 shall be paid to the Executive in a lump sum not later than thirty (30) business days following the effective date of the termination. In the event that the amount of the estimated payment is less than the amount actually due to Executive under this Section, the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.

3.5 WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

                                    ARTICLE 4
                                    ---------

         4.1 COMPETITIVE ACTIVITY/OTHER RESTRICTIONS. Subject to any restrictions contained in any other agreements or arrangements with Executive, for the period of twenty-four (24) months immediately following the termination, for whatever reason, of Executive's employment with the Company:

         (i) Agreement not to compete. Executive will not accept employment with, or act as an officer, director, consultant, contractor, representative or advisor in a capacity in which he is to perform duties in the corrosion engineering business for a competitor of the Company or any or its subsidiaries, or enter into competition with the Company or any or its subsidiaries, either by himself or through any entity owned or managed in whole or in part by him in any state, province, territory, or country in which the Company or its subsidiaries is conducting its corrosion engineering business. The term "competitor" as used in this paragraph, means any entity engaged in the corrosion engineering business as defined below. For purposes of entities with multiple lines of business, "competitor" shall be limited to the line or lines of business engaged in the corrosion engineering business as defined. Executive further agrees for a period of twenty-four months from the effective date of Executive's termination of employment, he will not invest in or otherwise have an ownership interest in any competitor of the Company or any of its subsidiaries, with the exception that Executive may own up to a 5% interest in a publicly-traded company that may compete with the Company or any of its subsidiaries.

         (ii) Agreement not to solicit. Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any current or future employee of the Company or any of its

Change in Control Agreement
As of November 1, 2000
                  subsidiaries to leave the employ of the Company or any of its subsidiaries for any reason whatsoever without the written consent of the Company.

         (iii) Agreement not to interfere. Executive shall not attempt to divert or take away, in any manner, the business or patronage of any customer or potential customer of the Company or otherwise take from or deprive the Company of any business opportunity; or materially interfere, in any manner, with the business, trade, good will, sources of supply, or customers of the Company.

(b) For purposes of this Agreement, "Corrosion control business" means corrosion control services and products including, but not limited to:

    (i) cathodic protection services and materials including construction and installation;
   (ii) corrosion prevention engineering and consulting services for a wide variety of applications such as storage tanks, energy, environmental and infra-structure;
  (iii) nondestructive testing;
   (iv) coatings engineering, application and inspection;
    (v) pipeline integrity services;
   (vi) pipeline surveys;
  (vii) anodic protection;
 (viii) development and sale of corrosion control related software or interpreting and managing corrosion control related data and assessing risk;
   (ix) remote monitoring;
    (x) corrosion related research and testing and analysis;
   (xi) manufacture and supply of anodes and other corrosion control materials;
  (xii) assembly and/or supply of materials used in such applications; and
 (xiii) corrosion control contract and construction management services.

         Executive acknowledges and agrees that the restrictions contained in this Section 4 are reasonable and necessary for the protection of the business interests of the Company and that such restrictions are not unduly burdensome in scope or duration.

4.2 PROPRIETARY INFORMATION/INVENTIONS.

(a) PROPRIETARY INFORMATION. During his employment pursuant to this Agreement and at any time thereafter, Executive shall not disclose, or cause to be disclosed in any manner, to any corporation, partnership, person, group, or entity (other than to Company employees or authorized representatives, or in the ordinary course of business consistent with Company policy regarding trade secrets) or otherwise use for any purpose other than the Company's business, any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:
      (i) the Company's customer or prospective customer lists;
     (ii) information concerning the Company's promotional, pricing, or marketing practices;
    (iii) the Company's business records; and
     (iv) the Company's trade secrets and other confidential and proprietary information.

         Upon termination of employment under any circumstances, Executive or his estate or

Change in Control Agreement
As of November 1, 2000
         representatives, shall promptly return to the Company all property of the Company including any and all electronic devices and related data storage devices and shall destroy or erase any data which cannot be returned. This Section 4.2 shall survive the termination of this Agreement.

                                    ARTICLE 5
                                    ---------

5.1 TERM OF AGREEMENT. This Agreement shall be effective immediately upon its execution. This Agreement may be terminated by the Company upon 24 months' advance written notice to Executive, provided that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied.

5.2 SEVERABILITY. The provisions contained in this Agreement are severable and in the event any provision shall be held to be invalid, unenforceable or overbroad, in whole or in part, by a court of competent jurisdiction, the remainder of such provision and of this Agreement shall not be affected thereby and shall be given full force and effect.

5.3 NOTICES. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if made in writing delivered personally or if sent by registered or certified mail, return receipt requested.

5.4 SUCCESSORS AND ASSIGNS.

(a) The Company will require that any successor (whether direct or indirect, by purchase of stock or assets, by merger, by consolidation or otherwise) to all or substantially all of the business and/or assets of the Company be liable for the obligations owed to Executive hereunder and will require that any such successor perform this Agreement in the same manner and to the same extent that the Company is obligated to perform it. Any succession shall not, however, relieve or alter the Company's continuing liability for all obligations owing to Executive hereunder.

(b) The parties hereto agree, however, that Executive's employment, pursuant to a written agreement satisfactory to Executive, by a successor to the Company, if consistent with the terms and provisions of this Agreement, will not be deemed a termination of the Key Executive's employment with the Company.

(c) This Agreement shall in all other respects be binding upon and inure to the benefit of the Company, its successors and assigns, and to the benefit of Executive, his heirs and legal representatives.

5.4 REMEDIES, APPLICABLE LAW, ARBITRATION AND JURISDICTION. (a) The Company and Executive agree that the remedies of each against the other for breach of this Agreement shall be limited to enforcement of this Agreement and recovery of the amounts and remedies provided for herein. Such limitation shall not prevent either Party from proceeding against the other to recover for a claim other than under this Agreement. (b)This Agreement shall be governed by and construed under the laws of the State of Ohio. (c) The parties agree that any dispute arising out of this Agreement shall be settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the American Arbitration Association, such arbitration to be conducted in Cleveland, Ohio, or at such other location as

Change in Control Agreement
As of November 1, 2000
the parties may agree. Discovery shall be permitted in the arbitration and the arbitrator shall have the authority to grant such remedies as are available under applicable law. Costs of such arbitration, including Executive's attorneys fees (to the extent such fees are reasonable), shall be borne by the Company.

5.5 AMENDMENT. This Agreement may be amended only by a written document approved by the Company's Board of Directors or designated committee thereof and signed by both parties.

5.6 NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

5.7 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                     CORRPRO COMPANIES, INC.

                                            By:      ___________________________

                                            Its:     ___________________________
                                                              COMPANY

                                                     ---------------------------
                                                              EXECUTIVE

Schedule to Exhibits 10.1, 10.2 and 10.3. The form of employment agreement, form of change in control agreement, and form of indemnification agreement attached to this Form 10-Q have been executed by the Company and Michael K. Baach and George A. Gehring, Jr. Mr. Baach and Mr. Gehring are executive officers named in the Company's proxy statement dated July 20, 2000. The provisions of the agreements executed are substantially identical in all material respects. The base compensation amount provided for in Exhibit 10.1 is one hundred eighty thousand dollars and one hundred seventy two thousand dollars, respectively, in each of the employment agreements, for Mr. Baach and Mr. Gehring. Mr. Baach is Executive Vice President Sales and Mr. Gehring is Executive Vice President of U.S. Operations.